Contrail Aviation Support, LLC
Loan No. XXXX
May 26, 2023
Note

AMENDED AND RESTATED PROMISSORY NOTE
REVOLVING NOTE
$25,000,000.00    Effective Date: May 26, 2023

THIS FOURTH AMENDED AND RESTATED PROMISSORY NOTE REVOLVING NOTE (this “Note”) amends and restates the Promissory Note dated March 2, 2018 in the original principal amount of Twenty Million Dollars ($20,000,000.00) as amended and restated by the First Amended and Restated Promissory Note Revolving Note dated June 24, 2019 in the original principal amount of Twenty Million Dollars ($20,000,000.00), as further amended and restated by the Second Amended and Restated Promissory Note Revolving Note dated January 24, 2020 in the original principal amount of Forty Million Dollars ($40,000,000.00), and as further amended and restated by the Third Amended and Restated Promissory Note Revolving Note dated September 2, 2021 (collectively, the “Original Note”) executed by CONTRAIL AVIATION SUPPORT, LLC (“Borrower”) in favor of OLD NATIONAL BANK (the “Lender,” and together with Borrower, collectively the “Parties”). Borrower and Lender desire to amend and restate the Original Note in its entirety as follows:

FOR VALUE RECEIVED, on or before the Revolving Note Maturity Date (as defined in the Master Loan Agreement referred to below), Borrower promises to pay to the order of Lender, or its assignee, the principal sum of Twenty-Five Million Dollars ($25,000,000.00), or such lesser amount as is shown to be outstanding according to the records of Lender, together with interest on the principal balance outstanding from time to time at such rates and payable at such times as set forth below.

1.RATE OF INTEREST
The principal amount of the Loan outstanding from time to time shall bear interest at the variable rate of 1-MONTH SOFR Rate (as defined in the Master Loan Agreement referenced below) plus 3.56448% per annum and such rate shall be adjusted on the 1st day of each month.
2.PAYMENTS
Payments of both principal and interest are to be made in immediately available funds in lawful currency of the United States of America at the office of Lender, or such other place as the holder hereof shall designate to the undersigned in writing. Unless required by applicable law, and prior to any default being declared, payments will be applied first to any accrued unpaid interest; then to principal; then to escrow; then to any late charges; and then to any unpaid collection costs. Funds shall be deemed received by Lender on the next business day if not received by 12:00 p.m. local time at the location payments hereunder are to be made.
Borrower shall make the following payments during the following periods:
(a)Monthly Payments. Monthly payments of accrued unpaid interest only on the Revolving Loans due in arrears on the 1st day of each month, commencing on June 1, 2023, together with a final payment of the outstanding principal balance together with all accrued but unpaid interest together with such other amounts as shall then be due and owing from Borrower to Lender under the Revolving Loans due on the Revolving Note Maturity Date;

(b)Revolving Loan Resting Period. Borrower shall cause the total outstanding principal balance of all Revolving Loans to be zero (0) for at least thirty (30) consecutive days during the term of the Revolving Loans, or if the term of the Revolving Loans exceeds one (1) year, during each annual period ending on the anniversary of the date of the Revolving Loans (the “Resting Period”). Notwithstanding the foregoing, Borrower shall have no obligation to cause a Resting Period if at the time such Resting Period would be required the Borrower has achieved a Debt Service Coverage Ratio of 1.10:1. For purposes of this section only, Debt Service Coverage Ratio shall mean a ratio, the numerator of which shall be EBITDA for the 12-month period then ended and the denominator being Debt Service.
3.FINAL PAYMENT MATURITY DATE
Notwithstanding anything set forth above, all sums due under this Note, both principal and interest, if not sooner paid, shall be due and payable on September 5, 2023 (“Revolving Note Maturity Date”).
4.PREPAYMENTS; MINIMUM FINANCE CHARGE
Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the Revolving Loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. In any event, even upon full prepayment of this Note, Borrower understands that Lender is entitled to a minimum finance charge of $95.00. Other than Borrower’s obligation to pay any minimum finance charge, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower making fewer payments. Borrower agrees not to send Lender payments marked “paid in full,” “without recourse,” or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amounted owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Old National Bank, PO Box 3728, Evansville, IN 47736-3728.

5.PAYMENT DUE DATE/FAILURE TO PAY
(a)All payments due under this Note shall be made without demand and received on the dates set forth in Section 2 above;
(b)In the event of a default as defined in this Note, or as set forth in the Master Loan Agreement or any Collateral Documents or Guaranties, at the option of Lender, for so long as the default exists, interest on the outstanding principal balance hereof shall accrue and will be paid at the rate in effect from time to time hereunder plus an additional 3% per annum, but in no event shall such default rate exceed, however, the maximum rate permitted by law (“Default Interest Rate”); and

(c)Any installment of principal and/or interest due hereunder which is not received on or before the 10th day following the date on which it is due shall be subject to a late payment fee of 5% of the amount owed on such installment (but not less than $50.00) for the purpose of defraying the expense incident to handling such delinquent payment (this payment is in addition to the amount set forth in (b) above).
6.INTEREST RATE COMPUTATION
Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.
7.PLACE OF PAYMENT
All payments shall be made to Lender at the address on the interest billing statement provided by Lender or at the address of Lender set forth in Section 13 of this Note, at any branch of Lender, or such other place as Lender may from time to time designate in writing.
8.MASTER LOAN AGREEMENT
This Note evidences indebtedness incurred under; is the “Revolving Note” referred to in; and is subject to the terms and provisions of the Master Loan Agreement by and between Borrower, Contrail Aviation Leasing, LLC and Lender of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, including, but not limited to, by Supplements thereto, the “Master Loan Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Master Loan Agreement.
This Note is secured by the Collateral Documents. The terms of the Collateral Documents are incorporated herein and made a part hereof by reference.
9.DEFAULT
In the event of the occurrence of an Event of Default under the Master Loan Agreement, and after giving effect to any applicable right to cure provided by the Master Loan Agreement, Lender may, at its option and without notice, declare this Promissory Note to be, and this Promissory Note shall thereupon become, immediately due and payable, together with accrued interest thereon. Without limiting the foregoing right and without limiting any other rights and remedies of the Lender at law or in equity, the Lender is also entitled to the rights and remedies provided for in the Master Loan Agreement and the Collateral Documents and may enforce the covenants, agreements and undertakings of Borrower contained therein and may exercise the remedies provided for thereby or otherwise available in respect thereto, all in accordance with the terms thereof. In addition to any other right, Lender may apply and/or set-off against amounts due it hereunder any deposits, account balances, or other credits of any Borrower in the possession of or in transit to Lender, and Borrower hereby grants Lender a security interest in all of the foregoing.

10.WAIVERS
Except as herein provided, Borrower and all others who may become liable for all or part of the principal balance hereof or for any obligations of Borrower to Lender or the holder hereof (a) forever waive presentment, protest and demand, notice of protest, demand and dishonor and non-payment of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, (b) agree that the time of payment of the debt or any part thereof may be extended from time to time without modifying or releasing the lien of the Collateral Documents or the liability of Borrower or any other such parties, the right of recourse against Borrower and such parties being hereby reserved by Lender; and (c) agree that time is of the essence. Borrower agrees to pay all reasonable costs of collection when incurred, whether suit be brought or not, including reasonable attorneys’ fees and costs of suit and preparation therefore, and to perform and comply with each of the covenants, conditions, provisions and agreements of Borrower contained in this Note, the Master Loan Agreement and Collateral Documents. It is expressly agreed by Borrower that no extensions of time for the payment of this Note, nor the failure on the part of Lender to exercise any of its rights hereunder, shall operate to release, discharge, modify, change or affect the original liability under this Note, the Master Loan Agreement or any of the Collateral Documents, either in whole or in part.
11.WAIVER OF JURY TRIAL
BORROWER HEREBY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS INSTRUMENT AND TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. BORROWER REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.
12.COMPLIANCE
This Note is to be governed by, and construed and enforced in accordance with, the laws of the State of Wisconsin (without giving effect to Wisconsin’s principles of conflicts of law), except to the extent (a) of procedural and substantive matters relating only to the creation, perfection, foreclosure and enforcement of rights and remedies against specific collateral, which matters shall be governed by the laws of the state in which the collateral is located (the “Collateral State”), and (b) that the laws of the United States of America and any rules regulations, or orders issued or promulgated thereunder, applicable to the affairs and transactions entered into by the Lender, otherwise preempt Collateral State law or Wisconsin law; in which event such federal law shall control. Borrower hereby irrevocably submits to the jurisdiction of any Wisconsin or federal court sitting in Milwaukee, Wisconsin (or, with respect to the matters set forth in subsection (a) above, any state in which the property encumbered by the Collateral Documents is located) over any suit, action or proceeding arising out of or relating to this Note or any of the Loan Documents. Borrower hereby waives any right to object to the location of venue in any Wisconsin or federal court sitting in Milwaukee, Wisconsin, or, with respect to the matters set forth in subsection (a) above, to the appropriate court located in the Collateral State, concerning any suit, action or proceeding arising out of or relating to this Note or any of the Loan Documents and waives any objection which it may have at any time to the laying of venue in any proceedings brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such party to object to the choice of governing law set forth in this section. Borrower acknowledges that the loan evidenced by this Note was solicited, negotiated, closed and funded in the State of Wisconsin, and waives any implication that the laws of any other state shall apply for usury purposes.
13.NOTICES
All notices, requests and demands to be made hereunder to the parties hereto must be in writing and must be delivered to the applicable address stated below by any of the following means: (a) personal service; (b) electronic communication, including, but not limited to, electronic mail, telex, telegram or telecopying (and if by telex, telegram or telecopying, then only if confirmed in writing sent by registered or certified, first class mail, return receipt requested); or (c) registered or certified, first class mail, return receipt requested. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice, demand or request sent pursuant to either subsection (a) or (b) hereof will be deemed received upon such personal service or upon dispatch by electronic means, and, if sent pursuant to subsection (c) will be deemed received three (3) days following deposit in the mail.
Borrower:        CONTRAIL AVIATION SUPPORT, LLC
435 Investment Court
Verona, WI 53593-8788

Lender:        OLD NATIONAL BANK
23 W. Main St.
Madison, WI 53703

14.INTEREST NOT TO EXCEED MAXIMUM ALLOWED BY LAW.
If from any circumstances whatsoever, by reason of acceleration or otherwise, the fulfillment of any provision of this Note involves transcending the limit of validity prescribed by any applicable usury statute or any other applicable law, with regard to obligations of like character and amount, then the obligations to be fulfilled will be reduced to the limit of such validity as provided in such statute or law, so that in no event shall any exaction be possible under this Note in excess of the limit of such validity.
15.SUCCESSORS
All rights, powers, privileges and immunities herein granted to Lender shall extend to its successors and assigns and any other legal holder of this Note, with full right by Lender to assign and/or sell same.
16.NOT A NOVATION; AMENDMENT AND RESTATEMENT
This Note is an amendment and restatement of the Original Note. It is not intended, and shall not be deemed or construed as a novation of the Original Note and the validity, priority and enforceability of the Original Note shall not be impaired hereby.
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The undersigned agrees to pay all costs of collection, including reasonable attorneys’ fees.
IN WITNESS WHEREOF, the Parties have executed this Note intending it to be effective as of the Effective Date.
BORROWER:                        LENDER:

CONTRAIL AVIATION SUPPORT, LLC        OLD NATIONAL BANK
By:    /s/ Joseph Kuhn                    By:     /s/ Tommy Olson
Joseph Kuhn                            Tommy Olson
Its: CEO                            Its: SVP

    [Signature Page to Fourth Amended and Restated Promissory Note Revolving Note]